Exhibit 10.37

AMENDMENT NO. 1 TO LEASE

This AMENDMENT NO. 1 TO LEASE (this "Amendment") is made this 14th day of June, 2013, by and between Logan Building LLC, a Delaware limited liability company ("Landlord»), and Visualant, Inc., a Washington corporation ("Tenant").

RECITALS:

A. Landlord and Tenant are parties to that certain Lease dated July 11, 2012 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant Suite 420 {the "Premises") located on the 4th floor of the building commonly known as the Logan Building located at 500 Union Street, Seattle, Washington (the "Building''). Landlord and Tenant desire to expand the Premises by adding Suite 450 located on the 4th floor of the Building.

B. Landlord and Tenant also desire to make certain other changes to the Lease.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion of Premises. As of July 1, 2013 (the "Effective Date"), the Premises shall be expanded by adding Suite 450 {the "Expansion Space") located on the 4th floor of the Building to the Premises. From and after the Effective Date the Premises shall consist of Suite 420 and Suite 450. Landlord and Tenant stipulate and agree that the Expansion Space contains 994 rentable square feet of space.

2. Rent. As of the Effective Date, the schedule of Base Rent payable with respect to the Premises during the period commencing on the Effective Date and ending on the August 31, 2014, is the following:

Original Premises

Period	Monthly Base Rent
July 1, 2013 -August 31, 2013	$1,943.50
September 1, 2013 -August 31,2014	$2,028.00

Expansion Space

Period	Monthly Base Rent
July 1, 2013 - June 30, 2014	$2,029.42
July 1, 2014-August 31, 2014	$2,112.25

Entire (combined) Premises

Period	Monthlv Base Rent
July 1, 2013 -August 31, 2014	$3,972 .92
September 1, 2013 - May 31, 2014	$4,057.42
July 1, 2014 -August 31, 2014	$4,140.25

All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3. Security Deposit. Landlord shall continue to hold the existing Security Deposit.

4. Tenants Share. During the period commencing on the Effective Date and ending on the August 31, 2014, Tenant's Share is 1.76%.

5. Condition of Premises.  Tenant accepts the Premises in their "AS IS" condition, except only that Landlord, at its cost, shall steam clean the existing carpet in the Expansion Space.

6. Relocation; Redevelopment. Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly , but without limitation, the following rights:

(a)  New Premises. To substitute for the Premises other premises (herein referred to as the "new premises") in the Building, provided: (i) the new premises shall be similar to the Premises in size (up to 10% larger or smaller with the Rent and any other rights and obligations of the parties based on the square footage of the Premises adjusted proportionately to reflect any decrease) , (ii) Landlord shall provide the new premises in a condition substantially comparable to the Premises at the time of the substitution (and Tenant shall diligently cooperate in the preparation or approval of any plans or specifications for the new premises as requested by Landlord or Landlord's representatives), (iii) the parties shall execute an appropriate amendment to the Lease confirming the change within thirty (30) days after Landlord requests, and (iv) if Tenant shall already have taken possession of the Premises: (a) Landlord shall pay the direct, out of pocket, reasonable expenses of Tenant in moving from the Premises to the new premises, and (b) Landlord shall give Tenant at least thirty (30) days' notice before making such change, and such move shall be made during evenings, weekends , or otherwise so as to incur the least inconvenience to Tenant.  Tenant shall surrender and vacate the Premises on the date required in Landlord's notice of substitution, in the condition and as required under Section 22, and any failure to do so shall be subject to Section 23.

(b) Redevelopment.  To cancel this Lease at any time by giving Tenant at least twelve (12) months' prior written notice from the first day of any calendar month but only in the event Landlord intends to demolish the Building or intends to permit a major alteration to the Building, which in the judgment of Landlord requires vacancy of the Building.

7. Brokers. Landlord has retained Kidder Mathews ("Landlord's Agent") as leasing agent in connection with this Amendment and Landlord will be solely responsible for any fee that may be payable to Landlord's Agent.  Tenant has retained Scott Driver & Company, P.S. ("Tenant's Broker") as its agent in connection with this Amendment.  Landlord agrees to pay a commission to Tenant's Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Amendment other than Landlord's Agent and Tenant's Broker. Each of Landlord and Tenant shall indemnify and hold the other party harmless from and against any and all losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord's Agent and Tenant's Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, and/or the above representation being false.

8. No Other Modifications. Except as expressly amended herein, all of the terms, conditions and provisions of the Lease shall remain in full force and effect and unmodified.

DATED the date and year first above written.

LANDLORD:
LOGAN BUILDING LLC, a Delaware limited liability company

By:	Unico/APL Logan LLC,
a Delaware limited liability company,
Member and Manager

MANAGER:
By:	Unico Investment Group LLC,
a Delaware limited liability company,

TENANT
Visualant, Inc., a Washington corporation
By:	By: /s/ Mark Scott
Its: Mark Scott, It’s Chief Financial Officer